Exhibit 5.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

January 11, 2013

PPL Energy Supply, LLC

Two North Ninth Street

Allentown, PA 18101-1179

Ladies and Gentlemen:

We have acted as counsel to PPL Energy Supply, LLC, a Delaware limited liability company (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of a principal amount of its Senior Notes, Series 4.60% due 2021 (the “Exchange Securities”) determined in accordance with the Preliminary Prospectus (as defined below). Upon the terms and subject to the conditions set forth in the preliminary prospectus contained in the Registration Statement (the “Preliminary Prospectus”) and the related letter of transmittal and consent (the “Letter of Transmittal”), the Company is offering to issue the Exchange Securities in exchange for no less than a majority and up to all of the outstanding 8.857% Senior Secured Bonds due 2025 of PPL Ironwood, LLC (the “Ironwood Bonds”) (the “Exchange Offer”). The Exchange Securities will be issued under an Indenture, dated as of October 1, 2001 (the “Indenture”), among the Company and JPMorgan Chase Bank, as Trustee (formerly The Chase Manhattan Bank) (the “Trustee”).

We have examined the Registration Statement, the Preliminary Prospectus, the Letter of Transmittal, the Dealer Manager Agreement, dated January 11, 2013, among the Company, PPL Ironwood, LLC and J.P. Morgan Securities LLC, as dealer manager, the Indenture, and the resolutions of the Board of Managers of the Company authorizing the Exchange Offer and the issuance of the Exchange Securities. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture pursuant to the Exchange Offer, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (A) the waiver of rights and defenses contained in Section 815 of the Indenture or (B) Section 110 of the Indenture relating to the separability of provisions of the Indenture.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Validity of the New Notes” in the Preliminary Prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP